CBI Industries, Inc.
George L. Schueppert, (708) 572-7257
December 20, 1994

IND 362


CBI Industries, Inc. (NYSE: CBH) announced today that its Board of Directors had received, thoroughly reviewed, and unanimously rejected an unsolicited offer from Airgas, Inc. (NYSE: ARG) for the acquisition of CBI's Liquid Carbonic subsidiary in exchange for either Airgas stock or cash. CBI said its Board of Directors had rejected the Airgas offer as clearly not being in the best interests of the CBI stockholders. The Board stated that a separation of Liquid Carbonic from CBI's other businesses would be inconsistent with CBI's strategy, focus, business plan and capital investment program. Additionally, the Board concluded that the Airgas offer was inadequate even if a sale of Liquid Carbonic would have been considered at this time. In reaching its conclusions, the CBI Board of Directors was assisted by its financial advisors, Lehman Brothers Inc. and Merrill Lynch & Co., both of whom opined that each of the Airgas stock proposal and cash proposal was inadequate from a financial point of view.

The Airgas proposal contemplated that CBI would spin-off, in the form of a dividend to its shareholders, its Contracting Segment and its Investment Segment as a new company on a debt-free basis. Following that spin-off, CBI, which would then own only Liquid Carbonic, would merge with Airgas. CBI shareholders would receive, in exchange for their CBI common stock, approximately 19 million shares of Airgas common stock, representing approximately 35% of the Airgas shares to be outstanding after the merger, and would continue to own the spun-off Contracting and Investment business. According to the proposal, the merger and the spin-off are assumed by Airgas to be tax-free events.

CBI stated that the Airgas merger proposal, based on the current market price of Airgas, would result in CBI stockholders holding securities which CBI expects, based upon the advice of its financial advisors, would have a lesser market value than the value at which CBI common stock currently trades. The Airgas proposal also states that, in lieu of a merger transaction, Airgas would be prepared to purchase Liquid Carbonic for a price of $1.45 billion, part of which would be paid by the assumption of all of CBI's outstanding indebtedness and the remainder of which would be paid in cash. CBI stated that, as of September 30, 1994, it had approximately $770 million of outstanding indebtedness, substantially all of which would have to be refinanced in connection with either of the proposed Airgas transactions. CBI stated, even assuming favorable tax treatment for the transaction, that the cash purchase of Liquid Carbonic proposed by Airgas would yield an inadequate value for CBI's stockholders.




CBI also reported that Airgas had filed under the Hart-Scott-Rodino Act for the purpose of allowing Airgas to purchase up to 15% of CBI's common stock "through open market or privately negotiated purchases or otherwise" and that CBI yesterday made the required responsive filing. Although Airgas advised CBI that Airgas believed it would be "mutually beneficial to explore the advisability and feasibility of this transaction outside the public forum," CBI stated that, in view of Airgas' intention to buy CBI stock and in light of the Board's unanimous rejection of Airgas' inadequate and unsolicited offer, public disclosure of the Airgas proposal is appropriate at this time.

In addition, CBI announced its Board of Directors had authorized, and CBI and First Chicago Trust Company of New York had executed, an amendment to CBI's Shareholder Rights Plan. The amendment lowers the threshold ownership level required to trigger a distribution of the Rights under the Rights Plan from 20% to 10%. After giving effect to the amendment, the Plan provides that if a person or group acquires 10% or more of the outstanding CBI common shares, each Right will entitle its holder, other than the person or group which has acquired the shares, to purchase common shares of CBI having a market value equal to twice the exercise price of each Right.

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CBI Industries has subsidiaries operating in industrial gases, the construction of metal plate structures and other contracting services, petroleum product blending and storage, and other investments.